FOR IMMEDIATE RELEASE:
----------------------
                         Contact:  Christopher J. Schaber
                                   Executive Vice President,
                                   Drug Development and Regulatory Compliance
                                   Discovery Laboratories, Inc.
                                   215.340.4699, Ext. 130

                                   Dian Griesel, Ph.D., CEO/
                                   Shayne Payne
                                   The Investor Relations Group
                                   212.736.2650

                         DISCOVERY LABORATORIES RECEIVES
                     BROAD PATENT COVERING SURFACTANT LAVAGE

  Patent covers all known surfactants for use in any form of pulmonary lavage.


Doylestown,  PA, January 12, 2000 - Discovery  Laboratories,  Inc. (NASDAQ Small
Cap: DSCO, DSCOU) today announced the issuance of United States Patent No. 6013619 entitled "Novel Pulmonary Surfactants and Therapeutics Uses, Including Pulmonary Lavage." The issued claims enable Discovery to broaden its protection of its prime development product, Surfaxin(R). This patent also covers all other known surfactants for use in any form of pulmonary lavage. This includes all synthetic, animal- or human-derived surfactants designed to treat a variety of respiratory distress syndromes, including respiratory distress syndrome (RDS) in premature infants, acute lung injury (ALI)/acute respiratory distress syndrome
(ARDS), meconium aspiration syndrome (MAS), neonatal respiratory distress associated with acute hypoxemia, persistent pulmonary hypertension, or congenital diaphramatic hernia, as well as a variety of other conditions associated with pulmonary injury. Pulmonary lavage techniques (using any surfactant) include lavage via a bronchoscope as well as direct pulmonary lung lavage via an endotracheal tube.

"This completes the four sided intellectual property position of Surfaxin(R). In addition to our composition of matter, utility, and process technology patent portfolio on Surfaxin(R), this issuance positions us as the future global leader in surfactant therapy since the allowed claims cover all known surfactants," said Dr. Robert Capetola, CEO of Discovery Laboratories, Inc. "We now have what we consider to be a very complete proprietary position on our lead respiratory product."

Discovery pioneered the surfactant lavage technique, which is also known as "lung wash". Many respiratory diseases such as MAS and ALI/ARDS are associated with massive pulmonary inflammation, which includes white blood cells, edema, protein and debris. "The lungs are infiltrated with inflammatory material in these conditions and need to be drained just as an abscess would have to be. One way to safely drain them is with a surfactant lavage", added Capetola. Due to inflammation associated with respiratory distress syndromes such as MAS and

                                      -more-

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ALI/ARDS,  these  patients  have depleted or degraded  endogenous  surfactant in their lungs and thus require mechanical ventilation. Discovery's intent, with its lavage technique, is to rid the lung of the infectious and inflammatory debris, restore the alveoli to a more normal state and get patients off mechanical ventilation sooner.

Discovery has safely employed the surfactant lavage technique in two clinical trials thus far, a Phase 1B trial in ARDS/ALI patients and a Phase 2 trial in newborn MAS babies. Plans are currently underway to initiate a Phase 3 pivotal trial in MAS.

Surfaxin(R) (lucinactant) contains the novel, proprietary peptide sinapultide which was designed to completely mimic the human surfactant protein B (SP-B). Clinical proof of concept has been demonstrated in a Phase 2 trial in premature infants with respiratory distress syndrome (RDS), and in a Phase 2 trial of full-term babies with MAS. Existing surfactants are approved only for RDS in premature babies, with the most commonly-used surfactants being extracts from either cow or pig lungs. Discovery's synthetic humanized surfactant, Surfaxin(R), was designed to replace the animal-derived surfactants and to expand surfactant use into other pulmonary disorders.

Discovery is a bio-pharmaceutical company whose mission is to develop and commercialize medically novel therapeutics for critical care. Presently, Discovery is developing proprietary pharmaceuticals to treat RDS in premature infants, MAS, direct ARDS, and cystic fibrosis. More information about Discovery is available on the company's web site at: www.discoverylabs.com.

To the extent that statements in this press release are not strictly historical, including statements as to future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, risks relating to the progress of the company's research and development and the development of competing therapies and/or technologies by other companies. Those associated risks and others are further described in the company's filings with the Securities and Exchange Commission.

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